EXHIBIT 10.1

FIFTH STREET SENIOR FLOATING RATE CORP.

EAST WEST BANK

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT dated as of January 6, 2016 is entered into by and between EAST WEST BANK (“Bank”) and FIFTH STREET SENIOR FLOATING RATE CORP., a Delaware corporation (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

 The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following respective definitions:

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Advance Request Date” means the date on which Borrower delivers to Bank a Loan Advance/Paydown Request Form in substantially the form of Exhibit B in connection with Borrower’s request for an Advance in accordance with Section 2.1(a).

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners, and members; provided that, for the avoidance of doubt, Fifth Street Management LLC does not control the Borrower.

“Applicable Law” means, with respect to any Person or property of such Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person (including, without limitation, predatory lending laws, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Asset Coverage” means, as of any date of determination “asset coverage” (as understood under the Investment Company Act of 1940), as determined in accordance with the terms and requirements of the Investment Company Act of 1940, including Sections 6(f), 18 and 61(a)(1) thereof, and otherwise in accordance with GAAP.

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“Bank Expenses” means all: reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrowing Base” means an amount equal to (i) seventy percent (70%) of the aggregate value of the Eligible Loans provided by the Borrower in accordance with Section 6.3(d) that are First Lien Loans, plus (ii) fifty-five percent (55%) of the aggregate value of the Eligible Loans provided by the Borrower in accordance with Section 6.3(d) that are Second Lien Loans, plus (iii) the lesser of (a) forty percent (40%) of the aggregate value of the Eligible Loans provided by the Borrower in accordance with Section 6.3(d) that (1) are Unsecured Loans and (2) with respect to which the Obligor on such Eligible Loan has a trailing twelve (12) month EBITDA greater than Fifteen Million Dollars ($15,000,000) (the “Obligor EBITDA Requirement”) as of the date such Eligible Loan is included in the Borrowing Base and (3) no one customer of an Obligor is the source of revenue in excess of fifteen percent (15%) of the Obligor EBITDA Requirement, and (b) an amount equal to fifteen percent (15%) of the Revolving Line (as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower), plus (iv) the total amount of Collections on deposit in the Collections DDA and the Lockbox.

“Borrowing Base Certificate” is a borrowing base certificate in form attached hereto as Exhibit C.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, business operations or financial condition; and all computer programs, tape files, and the equipment containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close; provided, however, when used in connection with a LIBOR Rate, LIBOR Amount or LIBOR Interest Period, such term shall also exclude any day on which dealings in U.S. dollar deposits are not carried on in the London interbank market.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) shall have acquired “beneficial ownership” (as defined under Rule 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group acting in concert shall be deemed to have “beneficial ownership” of all securities that such person or persons have the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of stock or other equity interests or any interest convertible into any such interest in the Borrower), directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over the Borrower or of over 50% or more of the voting power for the election of directors of the Borrower, who did not have such power before such transaction.

“Charter Documents” means the Certificate of Incorporation with respect to Borrower any other governing charter document of a Person, and any other organizational, formation, or operational documents of a Person.

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“Closing Date” means the date of this Agreement. “Code” means the New York Uniform Commercial Code. “Collateral” means the property described on Exhibit A. “Collections” is defined in Section 6.6(a).

“Collections DDA” is defined in Section 6.6(a).

“Compliance Certificate” means a certificate in substantially the form attached as Exhibit D.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Credit Extension” means each Advance or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Custodian” means U.S. Bank National Association.

“Custody Agreement” means that certain Custody Agreement by and between Borrower and Bank, dated as of the Closing Date.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Dollars” means, and the conventional “$” signifies, the lawful currency of the United States.

“EBITDA” has the meaning set forth in the applicable Obligor’s loan or credit agreement relating to its Loan.

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“Eligible Loans” means Loans, (i) that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.3, (ii) that are either First Lien Loans, Second Lien Loans or Unsecured Loans and (iii) unless otherwise agreed to by Bank in writing, that satisfy each of the following conditions as of the date the corresponding Loan is added to the Borrowing Base; provided, that satisfaction of the conditions set forth in clauses (q) and (r), below, shall be measured at all times:

(a) such Loan has been originated, purchased or otherwise acquired by Borrower in the ordinary course of business;

(b) such Loan is denominated and payable in Dollars;

(c) such Loan is evidenced by a credit agreement or other loan agreement containing an express promise to pay;

(d) such Loan contains (a) a Senior Debt to EBITDA ratio less than 4.50 to 1.00, and (b) a Total Debt to EBITDA ratio less than 5.00 to 1.00, provided that up to fifty percent (50%) of the Borrowing Base may consist of Loans with a Senior Debt to EBITDA ratio up to 4.75 to 1.00, and a Total Debt to EBITDA ratio up to 5.90 to 1.00;

(e) such Loan does not constitute a purpose credit advanced for the acquisition of margin stock;

(f) such Loan has been pledged to Bank as Collateral and Bank has a perfected security interest in such Loan;

(g) such Loan is not more than five (5) Business Days delinquent in payment (subject to any applicable grace period);

(h) such Loan is not a Loan that, on or after the date such Loan was added to the Borrowing Base, has been modified by Borrower in any of the following ways without Bank’s consent: (i) increasing in the principal amount of the commitment, (ii) reducing in the rate of interest by more than 25.0%, (iii) extending any scheduled payment date or final maturity date by more than one (1) year, (iv) waiving, deferring or extending of any payment of interest for a period greater than five (5) Business Days beyond any applicable grace period related thereto, or (v) releasing of any collateral securing such Loan;

(i) such Loan does not provide the related Obligor with any right of rescission, set-off, counterclaim or defense, including the defense of usury;

(j) such Loan does not contain confidentiality restrictions that would prohibit Bank from accessing all necessary information with regards to such Loan so long as Bank has agreed to maintain the confidentiality of such information and to comply with customary and market confidentiality obligations;

(k) the Obligor with respect to such Loan is an Eligible Obligor;

(l) such Loan does not contravene in any material respect any Applicable Law except to the extent that non-compliance with any Applicable Law would not reasonably be expected, in the Bank’s commercially reasonable judgment, to result in a Material

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Adverse Effect on such Loan;

(m) all original Required Loan Documents have been delivered to the Custodian;

(n) such Loan is eligible to be sold to Borrower and to have a security interest therein granted to Bank;

(o) all consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the making, acquisition, transfer or performance of such Loan by Borrower have been duly obtained, effected or given and are in full force and effect;

(p) such Loan is not a charged-off loan and has not been placed on “non-accrual status” by the Borrower in accordance with the internal accounting and valuation policies of the Borrower in effect as of the Closing Date;

(q) the maximum term to maturity of such Loan shall not exceed six (6) years from any Advance Request Date; provided that Advances made with respect to First Lien Loans and Second Lien Loans for which the maximum term to maturity of such Loan does not exceed seven (7) years from any Advance Request Date are eligible to the extent such Advances made with respect to such Loans do not account for more than fifty percent (50%) of the Revolving Line;

(r) no event of default (after giving effect to any applicable cure period) has occurred and is continuing with respect to the required principal or interest payments or financial covenants of any credit facility for which Bank is the lender and the borrower of such credit facility is also an Obligor under a Loan;

(s) such Loan (i) is not an equity security and (ii) does not provide for the conversion or exchange into an equity security at any time on or after the date it is included as part of the Collateral; and

(t) such Loan shall have a risk rating of 2 or better according to the Borrower's four-stage matrix.

“Eligible Obligor” means, as of the date the Loan related to such Obligor is added to the Borrowing Base, any Obligor under a Loan that:

(a) is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization;

(b) is either a legal operating entity or holding company;

(c) has not entered into its respective Loan primarily for personal, family or household purposes;

(d) is not a Governmental Authority;

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(e) is not an Affiliate of Borrower or its officers, employees or agents (provided, that no person shall be deemed to be an Affiliate of Borrower solely by reason of control by a common financial sponsor);

(f) such Obligor is domiciled in the United States; provided that up to ten percent (10%) of the aggregate outstanding balance of all Eligible Loans may have Obligors that reside in Australia, France, Germany New Zealand or the Netherlands; provided further that up to twenty-five percent (25%) of the aggregate outstanding balance of all Eligible Loans may have Obligors that reside in Canada or the United Kingdom, subject to review by Bank’s counsel; and

(g) is not a federal, state or local government entity or any department, agency, or instrumentality.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Event of Default” means any one or more of the events specified in Article 8.

“Excess Collections” means any Collections or any other amounts maintained in the Collections DDA in excess of the Collections included in the Borrowing Base and with respect to which Bank has made Advances to Borrower.

“Excluded Taxes” means any of the following taxes imposed on or with respect to Bank or required to be withheld or deducted from a payment to Bank, (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, (b) withholding taxes imposed on amounts payable under this Agreement pursuant to a law in effect (i) on the date of this Agreement, or (ii) on the date Bank acquired an interest in the Loan Documents, (c) taxes attributable to Bank’s failure to comply with Section 2.8(e) and (d) any U.S. federal withholding taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the IRC.

“Financed Loans” means Eligible Loans that are included in the Borrowing Base and with respect to which Bank has made Advances to Borrower.

“First Lien Loan” means any Loan that is recorded as a “first lien loan” on the Borrower’s Books.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“General DDA” is defined in Section 6.6(a).

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

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“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding current accounts payable in the ordinary course of business), including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Indemnified Taxes” means (a) taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR Amount” means each principal amount for which Borrower chooses to have the LIBOR-Based Rate apply for any specified LIBOR Interest Period.

“LIBOR-Based Advance” means an Advance that bears interest at the LIBOR- Based Rate.

“LIBOR-Based Rate” shall mean, for any LIBOR Interest Period with respect to a LIBOR-Based Advance, a rate per annum (rounded upwards, if necessary, to the nearest one-sixteenth of one percent (1/16 of 1%) equal to the sum of (a) (i) the LIBOR Rate for such LIBOR Interest Period divided by (ii) 1 minus the Reserve Requirement for such LIBOR Interest Period plus (b) (i) if the Funding Date of the LIBOR-Based Advance is prior to the first anniversary of the Closing Date, three and three quarters of one percent (3.75%), (ii) if the Funding Date of the LIBOR-Based Advance is on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, three and one half of one percent (3.50%), (iii) if the Funding Date of the LIBOR-Based Advance is on or after the second anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date, three and one quarter of one percent (3.25%) and (iv) if the Funding Date of the LIBOR-Based Advance is on or after the fourth anniversary of the Closing Date, three percent (3.00%).

“LIBOR Interest Period” means, with respect to any LIBOR Amount, a period of thirty (30) days, sixty (60) days or ninety (90) days commencing on the date the LIBOR-Based Rate

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becomes applicable thereto; provided, however, that: (i) the first day of each LIBOR Interest Period must be a Business Day; (ii) no LIBOR Interest Period shall be selected which would extend beyond the Revolving Maturity Date; (iii) any LIBOR Interest Period which would otherwise expire on a day which is not a Business Day, shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such LIBOR Interest Period into another calendar month, in which event the LIBOR Interest Period shall end on the immediately preceding Business Day; and (iv) any LIBOR Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall end on the last Business Day of a calendar month.

“LIBOR Rate” means the offered rate for deposits in Dollars (rounded upwards, if necessary, to the nearest one-sixteenth of one percent (1/16 of 1%)), for delivery of such deposits on the first day of a LIBOR Interest Period for a LIBOR-Based Advance for the number of days in such LIBOR Interest Period, which appears on Bloomberg Page BBAM1.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loans” means loan assets in Borrower’s loan portfolio.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Loan Supplement” is the form attached hereto as Schedule 1.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations or financial condition of Borrower, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Bank’s security interests in the Collateral.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Net Assets” has the meaning set forth in Borrower’s consolidated balance sheet reflected in Borrower’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filings as filed with the SEC.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such taxes that are imposed with respect to an assignment.

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“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b) trade payables incurred in the ordinary course of Borrower’s business; and

(c) Indebtedness existing on the Closing Date and disclosed in the Schedule and the extension, renewal or refinancing of such Indebtedness, provided that the principal amount of any such Indebtedness being extended, renewed or refinanced does not increase.

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in the Schedule;

(b) (i) direct registered obligations of, and registered obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America whose obligations are expressly backed by the full faith and credit of the United States of America;

(c) demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America (including the Bank) or any state thereof and subject to supervision and examination by federal and/or state banking authorities, in each case payable within 183 days after issuance;

(d) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-3 or P-3 from either Standard & Poor’s Corporation or Moody’s Investors Service, respectively;

(e) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank;

(f) money market accounts; and

(g) Investments made in accordance with the Charter Documents.

“Permitted Liens” means the following:

(a) Liens existing on the date hereof and listed on the Schedule;

(b) Liens granted in favor of Bank; and

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(c) (i) materialmen’s, warehousemen’s, mechanics’ and other Liens arising by operation of law in the ordinary course of business for sums not due or sums that are being contested in good faith, (ii) purchase money security interests in certain items of equipment, (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves (to the extent required by GAAP), (iv) other customary Liens permitted with respect thereto consistent with the Borrower’s internal accounting and valuation policies of the Borrower in effect as of the Closing Date, and (v) with respect to any property or other assets of an Obligor designated as collateral to secure repayment of any Loan, Liens permitted by the applicable loan agreement or credit agreement of such Loan.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime-Based Advance” means an Advance that bears interest at the Prime- Based Rate.

“Prime-Based Rate” means a rate per annum equal to, at all times (i) prior to the first anniversary of the Closing Date, three quarters of one percent (0.75%), (ii) on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, one half of one percent (0.50%), (iii) on or after the second anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date, one quarter of one percent (0.25%) and (iv) on or after the fourth anniversary of the Closing Date, zero percent (0.00%), above the Prime Rate.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Required Loan Documents” means the following:

(a) a copy of each transfer document or instrument relating to such Loan evidencing the assignment of such Loan to Borrower, if any;

(b) an undated transfer or assignment document or instrument relating to such Loan, signed by Borrower, as assignor, but not dated and not specifying an assignee;

(c) a copy of the promissory note and loan or credit agreement relating to such Loan; and

(d) such other documents in connection with such Loan as Bank reasonably requests and that is available to the Borrower without undue hardship.

“Reserve Requirement” means, for any LIBOR Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such LIBOR Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any regulatory change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided

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in the definition of “LIBOR Rate” or (ii) any category of extensions of credit or other assets which include Advances.

“Responsible Officer” means (i) any of the President, who is Todd G. Owens as of the Closing Date, the Chief Executive Officer, who is Ivelin M. Dimitrov as of the Closing Date, and the Chief Financial Officer who is Steven M. Noreika as of the Closing Date, or (ii) such other Person as designated in a certificate in form and substance acceptable to Bank delivered from time to time to Bank.

“Revolving Facility” means the facility hereunder pursuant to which Borrower may request Bank to issue Advances, as specified in Section 2.1(a) hereof.

“Revolving Line” means aggregate Credit Extensions of up to Twenty Five Million Dollars ($25,000,000).

“Revolving Maturity Date” means the date five (5) years after the Closing Date.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Loan” means any Loan that is valued as a “second lien loan” on the Borrower’s Books in accordance with the internal accounting and valuation policies of the Borrower in effect as of the Closing Date.

“Senior Debt” has the meaning set forth in the applicable Obligor’s loan or credit agreement relating to its Loan.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank in Bank’s reasonable discretion (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by Borrower.

“Total Debt” has the meaning set forth in the applicable Obligor’s loan or credit agreement relating to its Loan.

1.2 Rules of Construction.

(a) All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto, if applicable.

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(b) Defined terms may be used in the singular or the plural, as the context requires.

(c) All reference to any time means New York, New York time (unless expressly specified otherwise).

(d) References herein to Sections, Exhibits, Schedules and like references are to Sections, Exhibits, Schedules and the like in and to this Agreement unless otherwise expressly provided.

(e) References herein to any document, instrument, or agreement (i) shall include all exhibits, schedules, and other attachments thereto, (ii) shall include all documents, instruments, or agreements issued or executed in replacement thereof, to the extent permitted hereby or thereby, and (iii) shall mean such document, instrument, or agreement, or replacement thereof, as amended, supplemented, restated, or otherwise modified from time to time to the extent permitted hereby or thereby and in effect at any given time.

(f) The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”

(g) Unless the context in which it is used otherwise clearly requires, the word “or” has the inclusive meaning represented by the phrase “and/or.”

(h) All capitalized terms used herein with reference to the Collateral and defined in the Uniform Commercial Code (“UCC”) as adopted in the applicable jurisdiction from time to time shall have the meaning given therein unless otherwise defined herein. To the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the UCC, such expanded definition will apply automatically as of the effective date of such amendment, modification or revision.

(i) With respect to any Person, the terms “knowledge” or “actual knowledge” shall mean such knowledge as such Person has or should have after conducting commercially reasonable due inquiry.

(j) References to any Person include that Person’s heirs, personal representatives, successors, trustees, receivers, and permitted assigns.

(k) Unless the context in which it is used otherwise clearly requires, all references to days, weeks and months mean calendar days, weeks and months.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions

(a) Revolving Line. Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Revolving Line or (B) the Borrowing Base. Amounts borrowed pursuant to this Section may be repaid and reborrowed at any time prior to the Revolving Maturity Date. Whenever Borrower desires an Advance, Borrower will, (1) by no later than 2:00 on the Business Day that the Advance is to be made, (a) notify Bank by electronic mail, facsimile transmission or telephone, (b) with respect to LIBOR-Rate

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Advances, further notify Bank in the manner required by Section 2.5(a) and (c) deliver to Bank a Loan Advance/Paydown Request Form in substantially the form of Exhibit B and (2) by no later than two (2) Business Days prior to the Business Day on which the Advance is to be made, deliver to Bank a Loan Supplement and Borrowing Base Certificate. Bank is authorized to make Advances under this Agreement, based upon written instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s reasonable discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person listed herein as a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(a) to the General DDA. Borrower shall use the proceeds of each Advance to finance the working capital of Borrower.

2.1.2 Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall pay to Bank, in cash, the amount of such excess within seven (7) Business Days after a Responsible Officer obtains knowledge of such occurrence.

2.2 Interest Rates, Payments, and Calculations.

(a) Interest Rate. Except as set forth in Section 2.2(b), (i) Prime-Based Advances shall bear interest, on the outstanding daily balance thereof, at a floating rate of interest equal to the Prime-Based Rate and (ii) LIBOR-Based Advances shall bear interest, on the outstanding daily balance thereof, at a rate of interest equal to the LIBOR-Based Rate.

(b) Late Fee; Default Rate. If any payment is not made within ten (10) Business Days after the date such payment is due, Bank shall notify Borrower. If Borrower has not made such payment within one Business Day after receiving notice, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5.00%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under Applicable Law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments. Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder in accordance with the terms herein. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof. Interest hereunder shall be due and payable on the last calendar day of each month during the term hereof. Bank may, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts and Bank shall provide Borrower prompt notice of any such charge. Only if Borrower’s deposit accounts lack sufficient funds to pay such amounts when due, Bank shall charge such amounts against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. Failure of Bank to draw interest, Bank Expenses, and Periodic Payments from Borrower’s deposit accounts in a timely manner shall not cause additional interest or penalties to accrue. Notwithstanding anything to the contrary in this Agreement, on the Revolving Maturity Date, all Advances under this Section shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium; provided, however, the prepayment of LIBOR-based Advances shall be

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subject to Section 2.5(e). All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, except as required by Applicable Law.

(d) Intentionally Omitted.

(e) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.3 Crediting Payments. Prior to the occurrence and continuance of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 3:00 p.m. shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.4 Fees. Borrower shall pay to Bank the following:

(a) Revolving Facility Fee. A fully earned and non-refundable facility fee equal to Three Hundred Seventy Five Thousand Dollars ($375,000), payable in installments of (i) One Hundred Thousand Dollars ($100,000), on the Closing Date and (ii) Two Hundred Seventy Five Thousand Dollars ($275,000), on January 29, 2016;

(b) Unused Fee. A fee payable in arrears to the Bank within five (5) days after receipt of an invoice therefor sent after the last day of each such quarter, with respect to any such quarter equal to the sum of the products for each day during such quarter of (i) one divided by 360, (ii) the applicable Unused Fee Rate (as defined below), and (iii) the Revolving Line minus the outstanding Advances on such day. The “Unused Fee Rate” shall be equal to 0.375%. Payments made pursuant to this Section 2.4(b) shall be nonrefundable.

(c) Bank Expenses. On the Closing Date, an amount equal to all Bank Expenses reasonably incurred and documented through the Closing Date. After the Closing Date, Borrower shall pay Bank all reasonably incurred and documented Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they become due.

2.5 Additional Provisions Regarding LIBOR-Based Advances.

(a) Borrower may obtain LIBOR Rate quotes from Bank between 12:00 p.m. and 2:00 p.m. on any Business Day. If Borrower elects to use the LIBOR-Based Rate interest option, Borrower shall give Bank irrevocable notice (either in writing or orally) between 12:00 p.m. and 2:00 p.m. on the desired effective date of such LIBOR-Based Rate. Any oral notice shall be given by, and any

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written notice shall be signed by, a Responsible Officer on behalf of Borrower, and shall specify the requested effective date of the LIBOR-Based Rate, the LIBOR Interest Period and the LIBOR Amount, and whether Borrower is requesting a new LIBOR-Based Advance, the conversion of all or any portion of a Prime-Based Advance to a LIBOR Amount, or a new LIBOR Interest Period for an outstanding LIBOR Amount. Borrower may select a separate LIBOR Interest Period for up to five (5) different LIBOR Amounts (each of which LIBOR Amounts must be in the minimum amount of One Hundred Thousand Dollars ($100,000)), provided that such selection is otherwise made in strict compliance with the terms of this Agreement.

(b) If at any time the LIBOR Rate is unascertainable or unavailable to Bank or if LIBOR-Based Advances become unlawful, the option to select the LIBOR-Based Rate shall terminate immediately. If the LIBOR-Based Rate is then in effect, (i) it shall terminate automatically with respect to all LIBOR Amounts (A) on the last day of the respective LIBOR Interest Periods for such LIBOR Amounts if Bank may lawfully continue to maintain such LIBOR-Based Advances through such day, or (B) immediately if Bank may not lawfully continue to maintain such LIBOR-Based Advances through such day, and (ii) the Prime-Based Rate automatically shall become effective as to such LIBOR Amounts upon such termination.

(c) If at any time after the date hereof (i) any revision in or adoption of any Applicable Law, rule, or regulation or in the interpretation or administration thereof (A) shall subject Bank to any tax, duty, or other charge, or change the basis of taxation of payments to Bank with respect to any LIBOR-Based Advances, or (B) shall impose or modify any reserve, insurance, special deposit, or similar requirements against assets of, deposits with or for the account of, or credit extended by Bank, or impose on Bank any other condition affecting any such LIBOR-Based Advances, and (ii) the result of any of the foregoing is (A) to increase the cost to Bank of making or maintaining any such LIBOR-Based Advances or (B) to reduce the amount of any sum receivable under this Agreement by Bank, Borrower shall pay Bank within fifteen (15) days after demand by Bank such additional amount as will compensate Bank for such increased cost or reduction. The determination hereunder by Bank of such additional amount shall be conclusive in the absence of manifest error. If Bank demands compensation, Borrower may upon three (3) Business Days’ prior notice to Bank pay the accrued interest on all LIBOR Amounts, together with any additional amounts payable. Upon Borrower’s payment of such accrued interest and additional costs, the Prime-Based Rate immediately shall be effective with respect to the unpaid principal balance of such LIBOR Amounts.

(d) Borrower shall pay to Bank, on demand, such amount as Bank reasonably determines (determined as though 100% of the applicable LIBOR Amount had been funded in the London interbank market) is necessary to compensate Bank for any direct or indirect losses, expenses, liabilities, costs, expenses or reductions in yield to Bank, whether incurred in connection with liquidation or re-employment of funds or otherwise, incurred or sustained by Bank as a result of: (i) any payment or prepayment of a LIBOR Amount, termination of the LIBOR-Based Rate or conversion of a LIBOR Amount to a Prime-Based Advance on a day other than the last day of the applicable LIBOR Interest Period (including as a result of acceleration); or (ii) any failure of Borrower to borrow, continue or prepay any LIBOR Amount or to convert any portion of a Prime-Based Advance to a LIBOR Amount after Borrower has given a notice thereof to Bank.

(e) If Borrower chooses the LIBOR-Based Rate, Borrower shall pay interest based on such rate, plus any other applicable taxes or charges hereunder, even though Bank may have obtained the funds loaned to Borrower from sources other than the London interbank market. Bank’s

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determination of the LIBOR-Based Rate and any such taxes or charges shall be conclusive in the absence of manifest error.

Notwithstanding any other term of this Agreement, Borrower may not select the LIBOR-Based Rate if an Event of Default has occurred and is continuing.

2.6 Additional Costs. In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority:

(a) subjects Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for (A) Indemnified Taxes and (B) Excluded Taxes); or

(b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

(c) imposes upon Bank any other material condition with respect to its performance under this Agreement, and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to the Obligations, Bank shall notify Borrower thereof. Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank’s calculation thereof, all in reasonable detail in a manner reasonably satisfactory to the Borrower; provided that Borrower shall not be required to compensate Bank for any increased costs or expenses or any income reductions incurred more than one hundred eighty (180) days following the application or interpretation of the applicable law, regulation, treaty, official directive, guideline or request giving rise to such increased costs or reductions; provided, that Bank shall not be entitled to receive payment of any amounts contemplated under this Section 2.6 unless Bank makes such requests for payment from Bank’s similarly situated customers under provision of the type described in this Section 2.6.

2.7 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

2.8 Taxes.

(a) Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any taxes, except as required by applicable law. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or

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withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Bank timely reimburse it for the payment of, any Other Taxes.

(c) Borrower shall indemnify Bank, within 10 business days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Bank or required to be withheld or deducted from a payment to Bank, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by Bank shall be conclusive absent manifest error.

(d) Bank shall deliver to Borrower, upon execution of this Agreement and at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit payments under the Loan Documents to be made without withholding or at a reduced rate of withholding (including, without limitation, an IRS Form W-9 or applicable IRS Form W-8). In addition, Bank, if reasonably requested by Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower as will enable Borrower to determine whether Bank is subject to backup withholding or information reporting requirements. Bank agrees that, if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower of its legal inability to do so.

(e) If Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any taxes as to which it has been indemnified pursuant to this Section 2.8 (including by the payment of additional amounts pursuant to this Section 2.8), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

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(f) Each party’s obligations under this Section 2.8 shall survive any assignment of rights by, or the replacement of, Bank, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(g) As soon as practicable after any payment of Other Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.8, Borrower shall deliver to Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Bank.

3.	CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement;

(b) a certificate with respect to incumbency and resolutions of Borrower, authorizing the execution and delivery of this Agreement;

(c) a UCC-1 Financing Statement reflecting Borrower as debtor and Bank as secured party;

(d) the Charter Documents of Borrower;

(e) the custody control agreement in favor of Bank, duly executed by Custodian and Borrower;

(f) current Secretary of State Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral; and

(g) payment of the fees and Bank Expenses then due specified in Section 2.5 hereof.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) receipt by Bank of (i) a Loan Advance/Paydown Request Form and Loan Supplement in accordance with Section 2.1(a) and (ii) a Borrowing Base Certificate signed by a Responsible Officer;

(b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Loan Advance/Paydown Request Form and Loan Supplement and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2(b).

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4.	CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2 Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Any such financing statements may be filed by Bank at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction. Borrower shall from time to time endorse and deliver to Bank, at the reasonable request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the reasonable request of Bank, all Negotiable Collateral and all other documents that Bank may reasonably request, in form reasonably satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

4.4 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral, in each case, at Borrower’s expense (not to exceed Five Thousand Dollars ($5,000) per year), as long as an Event of Default has not occurred; provided that none of the foregoing actions shall unduly interfere with the business of Borrower.

5.	REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower and each Subsidiary is an entity, duly existing under the laws of the jurisdiction in which it is organized and qualified and licensed

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to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents and the request for each Advance hereunder are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Charter Documents, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3 Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, except for Permitted Liens, adverse claims, and restrictions on transfer or pledge. All Collateral is located solely with Borrower or the Custodian.

5.4 No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.5 Charter Documents. The Charter Documents are in full force and effect in the form presented to Bank as of the Closing Date.

5.6 Name; Location of Chief Executive Office. Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

5.7 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency in which an adverse decision could have a Material Adverse Effect.

5.8 No Material Adverse Change in Financial Statements. All financial statements related to Borrower that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s results of operations for the period then ended. There has not been a material adverse change in the financial condition of Borrower since the date of the most recent of such financial statements or any other interim financial information submitted to Bank.

5.9 Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.10 Regulatory Compliance. Borrower is not required to register as an “investment company” under the Investment Company Act of 1940. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has not violated any statutes, laws, ordinances or rules applicable to it except as would not have a Material Adverse Effect on Borrower.

5.11 Taxes. Borrower has filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

5.12 Subsidiaries. Borrower owns no stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

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5.13 Government Consents. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary for the continued operation of Borrower’s business as currently conducted, the failure to obtain which could have a Material Adverse Effect.

5.14 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any materially untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6.	AFFIRMATIVE COVENANTS.

Borrower shall do all of the following:

6.1 Good Standing. Borrower shall maintain its and each of its Subsidiaries’ existence in its jurisdiction of organization and maintain qualification and good standing in each jurisdiction in which it is required to do so. Borrower shall maintain in force all licenses, approvals and agreements necessary for the conduct of its and each of its Subsidiaries’ business as currently conducted.

6.2 Government Compliance. Borrower and each of its Subsidiaries shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect. Notwithstanding the foregoing, Borrower shall comply with all SEC reporting requirements.

6.3 Financial Statements, Reports, Certificates. Borrower shall deliver to Bank:

(a) as soon as available, but in any case within forty-five (45) days after the end of each month and with each request for an Advance in accordance with Section 2.1(a), a Borrowing Base Certificate signed by a Responsible Officer;

(b) as soon as available, but in any case within forty-five (45) days after the end of each month, a borrower servicer report, in form and substance satisfactory to Bank, signed by a Responsible Officer;

(c) as soon as available, but in any case within forty-five (45) days after the end of each month, a Compliance Certificate signed by a Responsible Officer;

(d) as soon as available, but in any case (i) within sixty (60) days after the end of each fiscal quarter, other than the quarter ending September 30 and (ii) within one hundred twenty (120) days after the end of the quarter ending September 30, an internally prepared quarterly portfolio review package with respect to Financed Loans, in form and substance satisfactory to Bank, reflecting, among other things, the valuation of Borrower’s Loans in accordance with internal accounting and valuation policies in effect as of the Closing Date, signed by a Responsible Officer;

(e) Immediately upon the occurrence thereof, notice to Bank of any material changes to Borrower’s credit policy or risk rating system, or of any risk rating changes within Borrower’s portfolio as reflected in the borrower servicer reports of Borrower;

(f) As soon as available, but in any case within one hundred twenty (120) days after the last day of each fiscal year, the Quarterly Report on Form 10-Q and Annual Report on Form

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10-K filings as filed with the SEC; provided that, any such Form publicly available on EDGAR shall be deemed delivered to the Bank without any further action taken by the Borrower provided that Borrower provides Bank notice of the availability of such Forms on EDGAR;

(g) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt, provided that, any such statement, report or notice publicly available on EDGAR shall be deemed delivered to the Bank without any further action taken by the Borrower provided that Borrower provides Bank notice of the availability of such statement, report or notice on EDGAR;

(h) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower that is reasonably likely to result in damages or costs to Borrower of Two Million Dollars ($2,000,000) or more; and

(i) such other financial information as Bank may reasonably request from time to time.

6.4 Charter Documents. Borrower shall cause its Charter Documents to remain in full force and effect in the form presented to Bank on the Closing Date, except for amendments that do not adversely affect the right or ability to satisfy Borrower’s obligations under this Agreement.

6.5 Taxes. Borrower shall make due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make timely payment or deposit of all material tax payments and withholding taxes required of it by Applicable Laws, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6 Bank Accounts.

(a) Depository Requirement. Borrower shall at all times maintain (i) a demand deposit account at Bank, into which all principal, interest and fees with respect to Financed Loans (the “Collections”) will be deposited in accordance with clause (b), below (the “Collections DDA”), and (ii) an additional demand deposit account at Bank (the “General DDA”, into which Bank shall (a) credit Advances in accordance with Section 2.1 and (b) transfer Excess Collections from the Collections DDA on the Business Day that Borrower delivers to Bank a written request for such transfer and an updated Borrowing Base Certificate (provided that Bank receives such written request and Borrowing Base Certificate by 2:00 on the applicable Business Day). Each of the Collections DDA and the General DDA shall be subject to the Custody Agreement and Bank shall restrict Borrower’s access to and use of any amounts maintained in the Collections DDA other than with respect to Excess Collections, subject to and in accordance with the terms and conditions of this Section 6.6(a).

(b) Lockbox; Account Collection Services.

(i) Borrower shall direct each Obligor under the Financed Loans (and each depository institution where payments with respect to Financed Loans are on deposit) to remit payments with respect to the Financed Loans to a lockbox account established with Bank or to wire

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transfer payments to a cash collateral account that Bank controls (collectively, the “Lockbox”). It will be considered an Event of Default if the Lockbox is not established and operational on the Closing Date.

(ii) Provided no Event of Default exists or an event that with notice or lapse of time will be an Event of Default, within one (1) Business Day of receipt of any amounts by Bank with respect to Financed Loans (whether directly from Borrower or into the Lockbox), Bank will turn over to the Collections DDA such amounts received in respect of Financed Loans other than any amounts which are then due and owing to Bank hereunder. In the event the Borrower receives any payment on account of any Financed Loan directly from any Obligor, Borrower shall, within one (1) Business Day after receipt of such payment, remit such payments directly to the Lockbox.

6.7 Financial Covenants. Borrower shall at all times maintain the following financial covenants and ratios:

(a) Minimum Net Assets. Net Assets of not less than Two Hundred Seventy Five Million Dollars ($275,000,000), increasing by ninety percent (90%) of any increase of Net Assets as of the end of each fiscal year (with no adjustment for any decreases of Net Assets), tested as of the end of each fiscal quarter of Borrower, commencing with the fiscal quarter ended September 30, 2015.

(b) Minimum Asset Coverage. Asset Coverage equal to or greater than two hundred percent (200%), tested as of the end of each fiscal quarter of Borrower.

6.8 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS.

Borrower will not do any of the following:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”) all or any part of its business, other than Transfers of securities, assets, cash and Equipment (including the Collateral provided that any such Transfer would not result in an Overadvance) in the ordinary course of Borrower’s business.

7.2 Change in Business; Change in Control or Executive Office. Engage in any business other than the business currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business materially in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without twenty (20) days prior written notification to Bank, relocate its chief executive office or state of formation; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3 Mergers or Acquisitions. Merge or consolidate with or into any other business organization, or acquire all or substantially all of the capital stock or property of another Person, other than Permitted Investments.

7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness other than Permitted Indebtedness.

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7.5 Encumbrances. Except to the extent permitted in Section 7.1: create, incur, assume or suffer to exist any Lien with respect to the Collateral other than Liens in favor of Bank; or assign or otherwise convey any right to receive income other than Permitted Liens; or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of the Collateral.

7.6 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person other than Permitted Investments.

7.7 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business (including entering into any investment advisory agreements or administration agreements with such Affiliates), upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.8 Subordinated Debt. Make any payment in respect of any Subordinated Debt in contravention of the terms of the subordination provisions applicable to such Subordinated Debt, whether such subordination provisions are contained in the promissory note or other agreement, document or instrument evidencing such Subordinated Debt or in a separate subordination agreement between Bank and the holder of such Subordinated Debt, or amend any subordination provision contained in any documentation relating to any Subordinated Debt which amendment purports to increase the priority of such instrument, change the payment schedule under such instrument or otherwise contradict any provision of a subordination agreement between Bank and the holder of such Subordinated Debt, without Bank’s prior written consent.

7.9 Collateral. Deliver, pledge, or assign or otherwise convey any right to, the Collateral to any Person other than Bank.

7.10 Compliance. Be required to register as an “investment company” under the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose, or fail to comply in any material respect with, or violate any, material law or regulation applicable to Borrower that could reasonably be expected to result in a Material Adverse Effect.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default under this Agreement:

8.1 Payment Default. If a Borrower fails to (a) make any payment of principal on its due date, (b) make any payment of interest on any Credit Extension within three (3) Business Days after such interest is due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Maturity Date) or (c) pay any other Obligations within ten (10) days after such Obligations are due and payable (which ten (10) day cure period shall not apply to payments due on the Revolving Maturity Date). During any cure period, the failure to make or pay any payment specified under clause (b) or (c) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

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8.2 Covenant Default. If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) Business Days after Borrower receives notice thereof or any officer of Borrower has knowledge thereof;

8.3 Existence. If Borrower is dissolved or Borrower’s existence is otherwise terminated or any action is taken to effect such termination or Borrower’s dissolution, or if Borrower fails to comply with any term of its Charter Documents beyond any applicable time for cure, or such that would have a Material Adverse Effect on Borrower;

8.4 Material Adverse Change. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect and that has not been cured by Borrower within five (5) Business Days of Borrower obtaining actual knowledge of such circumstances;

8.5 Attachment. If any material portion of assets directly owned by Borrower (other than, for the avoidance of doubt, assets held at special purpose vehicles with respect to which Borrower holds equity investments) is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) Business Days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of assets directly owned by Borrower (other than, for the avoidance of doubt, assets held at special purpose vehicles with respect to which Borrower holds equity investments), or if a notice of lien, levy, or assessment is filed of record with respect to a material portion of assets directly owned by Borrower (other than, for the avoidance of doubt, assets held at special purpose vehicles with respect to which Borrower holds equity investments) by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.6 Insolvency or Bankruptcy. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.7 Other Agreements. If there is a default or other failure to perform beyond any applicable cure period in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness owed by the Borrower thereunder in an amount in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) or which could have a Material Adverse Effect;

8.8 Judgments. If a final, non-appealable judgment or judgments rendered by a court of competent jurisdiction for the payment of money in an amount, individually or in the aggregate, of at least Two Million Five Hundred Thousand Dollars ($2,500,000) (not covered by independent third-

25

party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) Business Days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document, taken together with all such statements and certificates given to Bank and in light of the circumstances under which such statements and certificate were provided (it being recognized that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results) and such material misrepresentation or material misstatement has not been cured by Borrower within two (2) Business Days of Borrower obtaining actual knowledge of such material misrepresentation or material misstatement. Notwithstanding the foregoing, no cure period (including, without limitation, the cure period set forth in Section 8.4) shall apply to this Section 8.9 if such material misrepresentation or material misstatement could reasonably be expected to have a Material Adverse Effect.

9.	BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Bank);

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable

(d) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral and/or any documents relating to the Collateral, and to make such documents and/or the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) Enforce all of the rights of Borrower to receive the proceeds of the Collateral and apply the proceeds thereof to the Obligations;

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(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a limited license or other right, solely pursuant to the provisions of this Section, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g) Dispose of the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate; and

(h) Bank may credit bid and purchase at any public sale.

9.2 Right of Setoff; Deposit Accounts. Upon and after the occurrence of an Event of Default, Bank is hereby authorized by Borrower, at any time and from time to time, (a) to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of Borrower under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by Bank to Borrower (whether payable in U.S. Dollars or any other currency, whether matured or unmatured, and, in the case of deposits of Borrower, whether general or special, time or demand and however evidenced) and (b) pending any such action, to the extent necessary, to hold such amounts to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits of Borrower so held as Bank in its sole discretion may elect.

9.3 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.4 Demand; Protest. In the case of an Event of Default, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service,

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certified mail, postage prepaid, return receipt requested, or by email to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:                      FIFTH STREET SENIOR FLOATING RATE CORP.

777 West Putnam Avenue, 3rd Floor

Greenwich, CT 06830

Attn: Chief Executive Officer

Email: ivelin@fifthstreetfinance.com

If to Bank:                              EAST WEST BANK

2223 Washington Street

Newton, MA 02462

Attn: Michael Sinclair, Managing Director - Private Equity East

Email: michael.sinclair@eastwestbank.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

New York law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in the City of New York, Borough of Manhattan. NOTWITHSTANDING THE FOREGOING, BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK (IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.1) DEEM NECESSARY OR APPROPRIATE TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK’S RIGHTS AGAINST BORROWER OR ITS PROPERTY. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, first class, registered or certified mail return receipt requested, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

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12.	GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank may not assign, transfer, negotiate or grant participation in all or any part of Bank’s interest, rights, obligations or benefits hereunder, without Borrower’s prior written consent (unless an Event of Default has occurred and is continuing, in which case, the consent of or notice to Borrower is not required), which shall not be unreasonably withheld. Notwithstanding the foregoing, the Bank shall have the right without the consent of or prior notice to Borrower to sell, transfer, negotiate or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder to any of Bank’s Affiliates; provided that such sale, transfer or participation shall not be effective until written notice has been provided to Borrower. Borrower shall maintain a written record of the Persons to which Bank assigned or participated its obligations, rights and benefits hereunder, and shall treat such Persons as the beneficial owners of such obligations, rights and benefits for all U.S. federal tax purposes.

12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (i) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (ii) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys' fees and expenses), except for losses caused by Bank’s bad faith, gross negligence, willful misconduct or breach of this Agreement. Borrower shall not be liable for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith. This Section 12.2 shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any

29

obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8 Prepayment of Loans; Termination of Security; Release of Guarantees. Borrower may terminate this Agreement at any time in its sole discretion upon at least three (3) Business Days prior notice to Bank, provided that, prior to such time, all Advances have been repaid and any and all other charges and costs to be paid hereunder have been paid in full as due to the date of termination and Borrower has complied with all other obligations hereunder to the date of termination, in each case as determined by the Bank in its reasonable discretion. Upon such termination, Bank shall release any security that it may have to the Collateral and shall terminate any guarantees hereunder, and the parties shall execute such other documents as may reasonably be required to fully terminate this Agreement and the parties’ rights and obligations hereunder following such termination.

[SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

FIFTH STREET SENIOR FLOATING RATE CORP.

By: /s/ Ivelin M. Dimitrov

Name: Ivelin M. Dimitrov

Title: Chief Executive Officer

EAST WEST BANK

By: /s/ Michael D. Sinclair

Name: Michael D. Sinclair

Title: Managing Director

[Signature Page to Loan and Security Agreement]

EXHIBIT A

The Collateral consists of all right, title and interest of Borrower in and to the following personal property:

(a) The following Loans:

Borrower Name	Borrower	Original Principal	Outstanding	Borrower’s
	Loan #	Amount	Principal Amount	Rating*

*according to Borrower’s internal rating system

(b) all goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property (excluding, for the avoidance of doubt, any interest of Borrower in any special purpose vehicle, Subsidiary or joint ventures), supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; to the extent the foregoing in this clause (b), only, is unencumbered; and

(c) all accounts maintained at Bank;

(d) all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing

Exhibit A

EXHIBIT B

LOAN ADVANCE/PAYDOWN REQUEST FORM

DEADLINE FOR SAME BUSINESS-DAY PROCESSING IS 2:00 P.M)

To: Michael Sinclair (michael.sinclair@eastwestbank.com) Date:

Copy: Kailey Dolan ( kailey.dolan@eastwestbank.com)

FAX #:

FROM

Borrower’s Name: Fifth Street Senior Floating Rate Corp. Authorized Signer’s Name:________________ Authorized Signature:____________________

All representations and warranties of Borrower stated in the Loan and Security Agreement are true and correct in all material respects as of the date of the telephone request for and advance confirmed by this Borrowing Certificate; provided, however, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date.

DRAWDOWN				PAYDOWN
FROM LOAN #: 349001077				FROM ACCOUNT #:
TO ACCOUNT #				TO LOAN#: 349001077
AMOUNT:				PRINCIPAL AMOUNT:
A.	LIBOR DRAWING	Y	N	INTEREST AMOUNT:
B.	CONVERSION TO LIBOR	Y	N
C.	CONVERSION TO PRIME	Y	N
If yes to A or B, LIBOR advance is for ___ days

*IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE)        YES         NO

If YES, the Outgoing Wire Transfer Instructions must be completed below.

OUTGOING WIRE TRANSFER INSTRUCTIONS The items marked with an asterisk (*) are required to be completed.	Fed Reference Number	Bank Transfer Number

*Beneficiary Name
*Beneficiary Account Number
*Beneficiary Address
Amount	[SAME AS AMOUNT OF DRAWDOWN ABOVE]
*Routing Number (ABA/SWIFT/IBAN)
*Receiving Institution Name
*Receiving Institution Address
Other Instructions

Exhibit B

EXHIBIT C

BORROWING BASE CERTIFICATE

[Attached]

Exhibit C

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	EAST WEST BANK

FROM:	FIFTH STREET SENIOR FLOATING RATE CORP.

The undersigned authorized officer of FIFTH STREET SENIOR FLOATING RATE CORP. hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending with all required covenants except as noted below, (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof and (iii) all Financed Loans continue to comply with clauses (q) and (r) of the defined term “Eligible Loans” as set forth in the Agreement. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with the internal accounting and valuation policies in effect as of the Closing Date except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies
Borrowing Base Certificate	With each request for an Advance, and monthly within 45 days		Yes	No
Compliance Certificate	Monthly within 45 days		Yes	No
Borrower Servicer Report	Monthly within 45 days		Yes	No
Quarterly internal portfolio review package	Quarterly within 60 days (other than with respect to Q4), within 120 days of Q4		Yes	No
Notice of material changes to credit policy or risk rating system, or any risk rating changes within Borrower’s portfolio as reflected in the borrower service reports	Immediately upon the occurrence thereof		Yes	No
10-K and 10-Q reports	FYE within 120 days		Yes	No
Borrower’s Financial Covenants (tested quarterly)	Required	Actual	Complies
Minimum Net Assets	$275,000,000*	$	Yes	No
Minimum Asset Coverage	200%		Yes	No

* increasing by ninety percent (90%) of any increase of net assets as of the end of each fiscal year (with no adjustment for any decreases in net assets), tested as of the end of each fiscal quarter of Borrower, commencing with the fiscal quarter ended September 30, 2015

Comments Regarding Exceptions: See Attached.

Sincerely,

BANK USE ONLY Received by: AUTHORIZED SIGNER Date:

Exhibit D

Verified:
SIGNATURE	Date:	AUTHORIZED SIGNER
TITLE	Compliance Status	Yes	No
DATE

Exhibit D

Schedule 1

SCHEDULE 1 - FORM OF LOAN AGREEMENT SUPPLEMENT

LOAN AGREEMENT SUPPLEMENT No. [ ]

LOAN AGREEMENT SUPPLEMENT No. [ ], dated ____________________ , 20____ (“Loan Supplement”), to the Loan and Security Agreement dated as of March __, 2015 (as amended, restated, or otherwise modified from time to time, the “Loan Agreement”) by and between the undersigned FIFTH STREET SENIOR FLOATING RATE CORP. (“Borrower”) and EAST WEST BANK (“Bank”). Capitalized terms used herein but not otherwise defined herein are used with the respective meanings given to such terms in the Loan Agreement.

To secure the prompt payment by Borrower of all amounts from time to time outstanding under the Loan Agreement, and the performance by Borrower of all the terms contained in the Loan Agreement, Borrower grants Bank, a first priority security interest in each Loan described in Annex A hereto, which Loans shall be deemed to be additional Collateral. The Loan Agreement is hereby incorporated by reference herein and is hereby ratified, approved and confirmed. Annex A (Loan Schedule) is attached hereto. The proceeds of the Loans should be transferred to Borrower’s account with Bank set forth below:

Bank Name: East West Bank
Account No.: ______________

Borrower hereby certifies that (a) the foregoing information is true and correct and authorizes Bank to endorse in its respective books and records, the interest rate applicable on the funding date (the “Funding Date”) of the Advance contemplated in connection with this Supplement and the Advance Request and the principal amount set forth below; (b) the representations and warranties made by Borrower in the Loan Agreement are true and correct on the date hereof and shall be true and correct on such Funding Date. No Event of Default has occurred and is continuing under the Loan Agreement. This Supplement may be executed by Borrower and Bank in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Advance Funding Date: ___________ , 20____

Advance Amount: $__________

Interest Rate: ______%

This Supplement is delivered as of this day and year first above written.

EAST WEST BANK		FIFTH STREET SENIOR FLOATING RATE CORP.

By:		By:
	Name:		Name:
	Title:		Title:

1

Annex A -- Description of Loans

2

Annex A to Supplement

Upon the funding of the Advance referenced in the Loan Supplement, this schedule and the Loans described below automatically shall be deemed to be a part of the Collateral.

Borrower Name	Borrower	Original Principal Amount	Outstanding	Borrower’s
	Loan #		Principal Amount	Rating*

and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

3

EAST WEST BANK

Member FDIC

ITEMIZATION OF AMOUNT FINANCED

DISBURSEMENT INSTRUCTIONS

(Line of Credit)

Name: FIFTH STREET SENIOR FLOATING RATE CORP.

Date: January 6, 2016

$25,000,000	credited to deposit account No._________ when Advances are requested or disbursed to Borrower by cashier’s check or wire transfer

Amounts paid to others on your behalf:

$375,000	to Bank, in payment of the facility fee payable pursuant to Section 2.4(a) of the Loan Agreement

$	to Bank counsel fees and expenses

$	to_______________________

$	TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for EAST WEST BANK to disburse the loan proceeds as stated above.

Signature	Signature

EAST WEST BANK

AUTOMATIC DEBIT AUTHORIZATION

(Line of Credit)

To: EAST WEST BANK
Re: Loan # 349001077

You are hereby authorized and instructed to charge account No._______________________ in the name of FIFTH STREET SENIOR FLOATING RATE CORP.

for principal, interest, and other payments due on above referenced loan as set forth below and credit the loan referenced above.

II	Debit each interest payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.
II	Debit each principal payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.
II	Debit each payment of fees (including unused fees, if any) and Bank Expenses according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.
This Authorization is to remain in full force and effect until revoked in writing. January 6, 2016

FIFTH STREET SENIOR FLOATING RATE CORP.

By:_______________________________

Name:_____________________________

Title:______________________________

Schedule of Exceptions

None.

CORPORATE BORROWING CERTIFICATE

BORROWER: FIFTH STREET SENIOR FLOATING RATE CORP.              DATE: January 6, 2016

BANK:          EAST WEST BANK

I hereby certify as follows, as of the date set forth above:

1.     I am the Secretary, Assistant Secretary or other officer of the Borrower. My title is as set forth below.

2.     Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.

3.     Attached hereto are true, correct and complete copies of Borrower’s Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above. Such Articles/Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4.     The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.

Authorized to Add or Remove
Name	Title	Signature	Signatories
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RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from East West Bank (“Bank”).

Execute Loan Documents. Execute any loan documents Bank requires.

Grant Security. Grant Bank a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they believe to be necessary to effectuate such resolutions.

Resolutions to Borrow

1

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By: __________________________

Name: _______________________

Title: ________________________

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the_________________________ of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.

                        [print title]

By: __________________________

Name: _______________________

Title: ________________________

Resolutions to Borrow

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